                            Agreement

         This Agreement (this "Agreement") is dated as of January
11, 2002 by and among each of the parties listed on Exhibit A attached hereto (each a "Holder" and collectively, the "Holders").
                      W I T N E S S E T H :

         WHEREAS, each Holder is the beneficial owner of certain
7.5% Convertible Subordinated Notes due 2007 (the "Notes") issued by Allied Riser Communications Corporation (the "Issuer"); and

         WHEREAS, the Holders desire to set forth certain mutual agreements concerning their respective ownership of the Notes.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Holder hereby agrees as follows:

         (1) Each Holder acknowledges that, as of the date hereof, it is the beneficial owner of Notes in the aggregate principal amount set forth on Exhibit A.

         (2) Each Holder agrees that it shall not sell or otherwise transfer or otherwise offer to sell or otherwise transfer (except by way of a distribution to a partner, investor, member, shareholder or other affiliate or another Holder) all or any part of its interest in the Notes (a "Restricted Transfer"), except in accordance with this Agreement.

         (3) If any Holder (a "Selling Holder") receives a bona fide offer for some or all of its Notes ("Offered Notes") that would result in a Restricted Transfer, the Selling Holder shall promptly notify the other Holders of the price (the "Offer Price") at which it intends to so sell or transfer the Offered Notes (a "Transfer Notice").

         (4) If, within one (1) business day after the date of the Transfer Notice, any of the Holders ("Purchasing Holders") gives notice of its willingness to purchase the Offered Notes of the Selling Holder at the Offer Price, then the Selling Holder shall sell its interest in those Offered Notes to such Purchasing Holders at the Offer Price. If more than one Purchasing Holder so indicates its willingness to purchase at the Offer Price, then those Purchasing Holders shall purchase the Offered Notes in equal shares or as they shall otherwise agree among themselves.

         (5) The Purchasing Holder(s) shall have three (3) business days from the date of delivery of its (their) notice of willingness to settle the purchase of the Offered Notes.

         (6) If no Holder gives notice of its willingness to purchase the Offered Notes within the one (1) business day period after the delivery of the Transfer Notice, then the Selling Holder may sell its interest in the Offered Notes to the third party that originally made the offer, at no less than the Offer Price. If the Selling Holder does not sell its interest in the Notes in accordance with the foregoing, then the terms of this Agreement shall continue to apply to the Offered Notes.

         (7) This Agreement shall be governed by the laws of the State of New York. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in the Borough of Manhattan, City, County and State of New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding

         (8) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

         (9) All notices under this Agreement shall be in writing and given by facsimile transmission, with a copy sent by regular mail, or by email, with a copy given by facsimile transmission (but effective on receipt of the email) in each case to the Holders at the addresses and facsimile numbers listed on Exhibit A. A copy of any notice hereunder shall also be sent to:
Seward & Kissel LLP, One Battery Park Plaza, New York, New York 10004, Attention: Gary Wolfe, Esq., Facsimile Number (212) 480-8421.

         (10) This Agreement may be terminated on five (5) days' prior notice by a writing sent by Holders who at the time of the notice hold at least 2/3 in principal amount of all of the Notes held by the Holders who are party to this Agreement. In addition, this Agreement shall automatically expire on December 31, 2002.

                    [Signature page follows]

         IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first set forth above.

CRT CAPITAL GROUP, LLC


By: /s/ Robert Lee
    ---------------------------
        Robert Lee


MAGTEN ASSET MANAGEMENT CORP.


By: /s/ Robert Capozzi
    ---------------------------
        Robert Capozzi


PENINSULA PARTNERS, L.P.


By: /s/ R. Ted Wesehler
    ---------------------------
        R. Ted Wesehler


GUARDFISH, LLC


By: /s/ John G. Kopchik
    ---------------------------
        John G. Kopchik


SAGAMORE HILL HUB FUND, LTD


By: /s/ Steven Bloom
    ---------------------------
        Steven Bloom

ANDA PARNTERSHIP, an Illinois
General partnership

By Its Partners:

    Ann Only Trust


         By:  /s/ Mark Slezak
         -----------------------
                  Mark Slezak


    Ann and Descendants Trust


         By:  /s/ Mark Slezak
         -----------------------
                  Mark Slezak

                                  Exhibit A

Holder                       Principal Office                   Amount
-----------------------------------------------------------------------------

ANDA Partnership,            2 N. Riverside Plaza,              $20,000,000
an Illinois                  Suite 1500
General partnership          Chicago, IL 60606

CRT Capital Group, LLC       One Fawcett Place                  $12,075,000
                             Greenwich, CT  06830

Guardfish, LLC               261 School Avenue, Suite 400       $10,000,000
                             Excelsior, MN 55331

Magten Asset Management,     35 East 21st Street, Fifth Floor   $15,500,000
Corp.                        New York, NY  10010

Peninsula Partners, L.P.     404B East Main Street              $19,700,000
                             Charlottesville, VA  22902

Sagamore Hill Hub Fund, Ltd. Maples & Calder                    $15,050,000
                             P.O. Box 309, Ugland House
                             South Church Street
                             Georgetown, Grand Cayman
                             Cayman Islands
                             $15,050,000


























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03872001.AC5